UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 16, 2015

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   On March 16, 2015, Pier 1 Services Company and Pier 1 Imports, Inc. (collectively referred to as the “Company”) entered into a Confidential Retirement Agreement and General Release (the “Agreement”) with Charles H. Turner, the Company’s former Senior Executive Vice President and Chief Financial Officer, in connection with his recently announced retirement from the Company effective February 10, 2015.  The Agreement provides for a lump sum payment in the amount of $1,083,293 (less applicable taxes) within six business days following the expiration of the revocation period, which expired on March 11, 2015 based on the date of Mr. Turner’s execution and delivery of the Agreement.  In addition, Mr. Turner is entitled to the benefits provided under the Pier 1 Imports, Inc. Supplemental Retirement Plan, a copy of which is filed as Exhibit 10.4 to Pier 1 Imports, Inc.’s Form 10-Q for the quarter ended November 29, 2008, and the related Participation Agreement Amendment dated April 20, 2008, by and between Charles H. Turner and Pier 1 Imports, Inc., filed as Exhibit 10.6 to Pier 1 Imports, Inc.’s Form 8-K filed April 24, 2008, which descriptions are incorporated by reference herein.  In addition, Mr. Turner is entitled to his accrued benefits under the Pier 1 Benefit Restoration Plan II, the Pier 1 Imports, Inc. Deferred Compensation Plan, the Pier 1 Associates’ 401(k) Plan and the Pier 1 Imports, Inc. Stock Purchase Plan.  All of Mr. Turner’s outstanding unvested time-based and performance-based restricted stock grants were forfeited in connection with his retirement.

Pursuant to the Agreement, Mr. Turner is subject to agreements regarding non-disclosure of the Company’s confidential information and trade secrets, nonsoliciation of certain of the Company’s employees and nondisparagement.  The Agreement does not restrict Mr. Turner from using his general knowledge and skills in future employment with a competitor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	March 20, 2015	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President –
Compliance and General Counsel, Secretary